                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          Cal Dive International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                                [CAL DIVE LOGO]

                    400 N. SAM HOUSTON PARKWAY E., SUITE 400
                              HOUSTON, TEXAS 77060

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Cal Dive International, Inc.:

     NOTICE IS HEREBY GIVEN that the 2000 annual meeting of shareholders of Cal Dive International, Inc. will be held Wednesday, May 10, 2000 at 2:00 p.m. local time in the Toulouse Room at the Hotel Sofitel, 425 N. Sam Houston Parkway, E., Houston, Texas 77060, for the following purposes, as more fully described in the accompanying proxy statement:

          1. To elect two "Class III" Directors.

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only common shareholders of record at the close of business on March 24, 2000 are entitled to notice of and to vote at the annual meeting and all adjournments thereof.

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. Whether or not you plan to attend the annual meeting, please mark, date and sign the enclosed proxy card and return it promptly in the enclosed stamped envelope. Furnishing the enclosed proxy will not prevent you from voting in person at the meeting should you wish to do so.

                                            By Order of The Board of Directors

                                            CAL DIVE INTERNATIONAL, INC.

                                            /s/ ANDREW C. BECHER
                                                 Andrew C. Becher
                                                Corporate Secretary

Houston, Texas
April 7, 2000

                          CAL DIVE INTERNATIONAL, INC.
                    400 N. SAM HOUSTON PARKWAY E., SUITE 400
                              HOUSTON, TEXAS 77060

                                                                   APRIL 7, 2000

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Cal Dive International, Inc. (the "Company" or "CDI") for use at its annual meeting of shareholders to be held May 10, 2000 at the time and place and for the purposes set forth in the accompanying Notice of Meeting, and at any adjournment thereof (the "Meeting").

     The costs of soliciting proxies as described herein will be borne by CDI. In addition to soliciting proxies by mail, directors, officers, and employees of CDI and its subsidiaries, without receiving additional compensation therefor, may solicit proxies by telephone and in person. Arrangements will also be made with banks, brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the common stock of CDI ("Common Stock") and the Company will reimburse such persons for reasonable out-of-pocket expenses incurred in connection therewith.

     The proxy that accompanies this Proxy Statement, when properly executed and returned, permits each holder of record of Common Stock on March 24, 2000 to vote on all matters to come before the Meeting. On that date CDI had outstanding 15,664,658 shares of Common Stock, each of which is entitled to one vote. Where a shareholder specifies his choice on the proxy with respect to a matter being voted upon, the shares represented by the proxy will be voted in accordance with such specification. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED IN FAVOR OF THE TWO (2) PROPOSED CLASS III NOMINEES TO THE BOARD OF DIRECTORS.

     The Board of Directors of CDI is not aware of any business to be acted upon at the Meeting other than those matters set forth in the accompanying Notice of Meeting. If, however, other proper matters are brought before the Meeting, or any adjournment thereof, the persons appointed as proxies will have discretion to vote or abstain from voting thereon according to their best judgment.

     A proxy may be revoked by (i) giving written notice of revocation at any time before its exercise to Andrew C. Becher, Senior Vice President, General Counsel and Secretary, Cal Dive International, Inc., 400 N. Sam Houston Parkway, Suite 400, Houston, Texas 77060, (ii) executing and delivering a later dated proxy to Mr. Becher at any time before its exercise or (iii) attending the Meeting and voting in person.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

     The Company's 1997 Amended and Restated By-Laws provide for a Board of Directors consisting of three classes, with the number of directors set at eight by the Company's Board pursuant to the 1997 Amended and Restated Shareholders Agreement (the "1997 Shareholders Agreement"). The term of office of the Class III directors will expire at the 2000 Annual Shareholders Meeting, and those same persons are again listed as the Class III nominees in the following table and will be nominated for the election to the Board of Directors for a term expiring in 2003. The term of office of the Class I directors will expire at the 2001 annual meeting. The term of office of the Class II directors will expire at the 2002 meeting. Proxies cannot be voted for more than two nominees and not more than two (2) directors can be elected. In the absence of contrary instructions, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby for the election of the two (2) Class III nominees listed below.

     The following table sets forth certain information as of April 7, 2000 concerning each nominee for director, each director and each executive officer of the Company named in the Summary Compensation Table contained under "Executive Compensation and Other Transactions", including the number and percentage of shares of Common Stock beneficially owned by him, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"). The date shown under the caption "First Elected Director" for each nominee and director refers to the year in which he was first elected to the Board of Directors. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years or longer and shares indicated as beneficially owned are held directly with sole voting and investment power. In the case of directors who are also officers of the Company, unless otherwise indicated, such persons have been employed as an officer in one or more capacities by the Company or a subsidiary for the past five years or longer. The address of each director and executive officer is c/o Cal Dive International, Inc., 400 N. Sam Houston Parkway, Suite 400, Houston, Texas 77060. Except as provided in Employment Contracts described under "Executive Compensation and Other Transactions -- Summary of Employment Contracts and Profit Sharing Plan", all executive officers of the Company serve at the pleasure of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE TWO (2) NOMINEES FOR CLASS III DIRECTOR NAMED BELOW:

                                                                             FIRST        SHARES
                                                                            ELECTED    BENEFICIALLY
NAME                          AGE    PRINCIPAL OCCUPATION OR EMPLOYMENT     DIRECTOR      OWNED       PERCENT
----                          ---    ----------------------------------     --------   ------------   -------
NOMINEES FOR ELECTION AS CLASS III DIRECTORS (TERM EXPIRES IN 2000)
S. James Nelson, Jr. .......  57   Executive Vice President and Chief         1990         65,000         *
                                     Financial Officer
Kevin Wood..................  44   Executive Vice President, Coflexip,        1998           --(1)       --
                                   Paris, France
CONTINUING CLASS I DIRECTORS (TERM EXPIRES IN 2001)
Owen Kratz..................  45   Chairman and Chief Executive Officer       1990      1,396,979       8.8
Aline Montel................  44   Corporate Counsel and Secretary,           1999           --(1)       --
                                   Coflexip, Paris, France
Bernard J.
  Duroc-Danner..............  46   Chairman, Chief Executive Officer and      1999          4,400         *
                                     President, Weatherford International,
                                     Inc., Houston, Texas
CONTINUING CLASS II DIRECTORS (FOR TERMS EXPIRING IN 2002)
Martin R. Ferron............  43   President and Chief Operating Officer      1998             --        --
Gordon F. Ahalt.............  72   President, GFA, Inc. Morristown, New       1990         29,000         *
                                     Jersey
Claire Giraut...............  44   Executive Vice President & Chief           1999           --(1)       --
                                   Financial Officer, Coflexip, Paris,
                                     France
NAMED EXECUTIVE OFFICERS NOT SERVING AS DIRECTORS
Lyle K. Kuntz...............  47   President, Energy Resource Technology,      N/A             --        --
                                     Inc.
Louis T. Tapscott...........  62   Senior Vice President-Business              N/A         14,000         *
                                   Development

ALL NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (10 PERSONS)..............    1,509,379       9.5

---------------

  *  Less than one percent

 (1) For information with respect to common stock owned by Coflexip, see "Principal Shareholders". Mr. Wood, Ms. Montel and Ms. Giraut disclaim beneficial ownership of those shares.

BIOGRAPHICAL INFORMATION

                             NOMINEES FOR ELECTION

     Biographical information, including principal occupation and business experience during the last five years, of each nominee for Director is set forth below. Unless otherwise stated, the principal occupation of each nominee has bee the same for the past five years.

     S. James Nelson, Jr., has served as Executive Vice President, Chief Financial Officer and a director of the Company since 1990. From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc., the former parent of Cal Dive, at which time he had corporate responsibility for the Company. From 1980 to 1985, Mr. Nelson served as Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen & Co., and from 1976 to 1980, he was a partner serving on the firm's worldwide oil and gas industry team. Mr. Nelson received his undergraduate degree from Holy Cross College (B.S.) in 1964 and a masters in business administration (M.B.A.) from Harvard University in 1966.

     Kevin P. Wood has served on the Company's Board of Directors since December of 1998. Mr. Wood has been Executive Vice President of the CSO Group since April 1998, and was previously Managing Director of CSO's Asia Pacific subsidiary for four years. Mr. Wood is currently responsible for the Operations of CSO's Group subsidiaries in the North Sea, North America and Asia-Pacific regions.

                              CONTINUING DIRECTORS

     Biographical information, including principal occupation and business experience during the last five years, for each continuing member of the Board of Directors whose term is not expiring at the 2000 annual meeting is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years.

     Owen Kratz has served as the Company's Chairman since May, 1998, Chief Executive Officer since April 1997, President since 1993 and Chief Operating Officer and director since 1990. He joined the Company in 1984 and has held various offshore positions, including SAT diving supervisor, and has had management responsibility for client relations, marketing and estimating.

     Aline Montel has served on the Company's Board of Directors since September 1999. Ms. Montel has been head of Coflexip's Legal Department since 1980 and Corporate Counsel and Company Secretary since 1996. She received a High Degree in Business Law and European Law from Paris II University.

     Bernard J. Duroc-Danner has served on the Company's Board of Directors since February, 1999. Mr. Duroc-Danner is the Chairman, CEO and President of Weatherford International, Inc. Previous to its merger with Weatherford, Mr. Duroc-Danner was President and Chief Executive Officer of EVI, Inc. where he was directly responsible for the company's 1987 start-up in the oilfield service and equipment business. Mr. Duroc-Danner also serves as director of Parker Drilling Company, a provider of contract drilling and drilling services and Offshore Tool & Energy Corporation, a provider of a range of equipment and services for oil and gas, marine and industrial applications worldwide.

     Martin R. Ferron has served on the Company's Board of Directors since September of 1998. Mr. Ferron became President in February of 1999 and has served as Chief Operating Officer since January 1998. Mr. Ferron has twenty years of worldwide experience in the oilfield industry, the last seven of which were in senior management positions with McDermott Marine Construction and Oceaneering International Services Limited. Mr. Ferron has a Civil Engineering degree, a Masters Degree in Marine Technology, an MBA and is a Chartered Civil Engineer.

     Gordon F. Ahalt has served on the Company's Board of Directors since July 1990 and has extensive experience in the oil and gas industry. Since 1982, Mr. Ahalt has been the President of GFA, Inc., a petroleum industry management and financial consulting firm. From 1977 to 1980, he was President of the

International Energy Bank, London, England. From 1980 to 1982, he served as Senior Vice President and Chief Financial Officer of Ashland Oil Company. Prior thereto, Mr. Ahalt spent a number of years in executive positions with Chase Manhattan Bank. Mr. Ahalt serves as Vice President of W.H. Reaves & Co. Inc., an asset management company, and as a director of The Houston Exploration Co., The Harbinger Group and the Bancroft & Elsworth Convertible Funds.

     Claire Giraut has served on the Company's Board of Directors since September 1999. Ms. Giraut has been Executive Vice President, Chief Financial Officer, Group Communications for Coflexip since 1997 and manages Group Communications and Investor Relations. Prior to joining Coflexip Stena Offshore in July of 1997, Ms. Giraut worked for the French engineering and construction group Serete from 1985 to 1997. Her last two assignments with Serete were as Chief Financial Officer and then Chief Operating Officer. Ms. Giraut, a Biotech Engineer, received her degree from the Institut National Agronomique in Paris.

COMMITTEES AND MEETINGS OF DIRECTORS

     During the fiscal year ended December 31, 1999, the Board of Directors held four regular and three special meetings. During the period that they served in 1999, each director of the Company attended 75% or more of the aggregate number of meetings of the Board of Directors and committees of which he is a member except Director Duroc-Danner who attended 60% of the meetings.

     The CDI Board of Directors currently has three committees. The Audit Committee, which met twice in the fiscal year ended December 31, 1999, meets periodically with representatives of the Company's independent public accountants to obtain an assessment of the financial position and results of operations of the Company and reports to the Board of Directors with respect thereto. The Compensation Committee, which met two times in the fiscal year ended December 31, 1999, reviews, analyzes and recommends compensation programs to the Board, establishes executive compensation, evaluates the performance of certain executive officers and is responsible for the administration and the grant of awards under the Company's 1995 Long Term Incentive Compensation Plan. The Nominating Committee, which met once in 1999 and does not meet unless requested by the Board, held one meeting in 1999 and nominated a candidate for CDI's second Independent Director. Its nomination was made at the Company's February 1999 Board meeting and Bernard J. Duroc-Danner was elected as a Class I Director to the Board. It is expected that the Nominating Committee will become active in seeking another Independent Director in 2000.

DIRECTOR COMPENSATION

     The Company pays the reasonable out-of-pocket expenses incurred by each Director in connection with attending the meetings of the Board of Directors and any committee thereof and of meetings of the Board of a subsidiary. In addition, in 1999 the Company paid certain of its Directors (other than those six employed by the Company and Coflexip) a directors fee of $20,000 per year and $1,000 per Board Meeting for attending each of four regularly scheduled quarterly meetings. Furthermore, each of those certain Directors received a fee of $500 ($750 for the Chair) for each committee meeting attended.

     Pursuant to the Company's 1995 Long Term Incentive Compensation Plan (the "1995 Plan"), each independent director is eligible to receive options to purchase shares of the Common Stock of the Company at an exercise price equal to the fair market value of the Common Stock on the date of grant, which, so long as the Company's Common Stock is quoted on the Nasdaq Stock Market, will be the final closing sales price per share for the trading day next preceding the date of grant. As of December 31, 1999, options for 10,000 shares were outstanding to Gordon F. Ahalt and 22,000 shares were outstanding to Bernard J. Duroc-Danner under the 1995 Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and beneficial owners of more than 10% of the Common Stock to file certain beneficial ownership reports with the Securities and Exchange Commission and to furnish the Company with copies of such reports that they file. Based upon its review of the filings which it has received, the Company believes that all filings required to be made under Section 16(a) during 1999 were timely made.

EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS

                       SUMMARY OF EXECUTIVE COMPENSATION

     The following table provides a summary of the compensation of the fiscal year ended December 31, 1999 for each of (i) the chief executive officer and
(ii) each of the four most highly compensated executive officers of the Company during 1999 other than the chief executive officer (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                                                     COMPENSATION
                                                                     ------------
                                          ANNUAL COMPENSATION         SECURITIES
                                     -----------------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR    SALARY    BONUS(2)(3)    OPTIONS(#)    COMPENSATION(1)
---------------------------          ----   --------   -----------   ------------   ---------------
Owen Kratz.........................  1999   $280,000    $310,624            --          $4,000
  Chairman and Chief                 1998    259,359     161,242            --           4,000
  Executive Officer                  1997    169,728     169,728       250,000           4,000
Martin R. Ferron...................  1999   $160,000    $149,069            --          $4,000
  President and Chief                1998    148,000          --        75,000           2,646
  Operating Officer                  1997(4)       --         --            --              --
S. James Nelson....................  1999   $200,000    $221,874            --          $4,000
  Executive Vice President and       1998    183,035     126,760            --           4,000
  Chief Financial Officer            1997    133,432     133,432            --           4,000
Lyle Kuntz.........................  1999   $109,071    $265,145            --          $4,000
  President, ERT                     1998    103,845     631,888            --           4,000
                                     1997    106,329     640,085            --           4,000
Louis L. Tapscott..................  1999   $151,424    $ 79,852            --          $2,627
  Executive Vice President           1998    152,625      63,120            --           4,000
                                     1997    140,000      70,000        70,000           3,750

---------------

(1) Consists of matching contributions by the Company through its Profit Sharing Plan.

(2) The Bonus paid in a fiscal year is based on the previous year's performance.

(3) In 1999, despite strong performance relative to others in our industry, no one in the Subsea and Administrative Groups (including Executive Officers in those groups) received a bonus due to the Company's failure to achieve net income levels required under the bonus plan. ERT, however, surpassed its 1999 performance objectives and paid bonuses up to 10% of ERT's net pre-tax income ($777,000 for Mr. Kuntz).

(4) Mr. Ferron commenced work at the Company on January 1, 1998.

STOCK OPTIONS

     No stock options were granted in 1999 by the Company to any of the named Executive Officers.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

                                                                      NUMBER OF
                                                                SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                             SHARES ACQUIRED      VALUE              FY-END (#)                 AT FY-END ($)
NAME                         ON EXERCISE (#)   REALIZED ($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                         ---------------   ------------   -------------------------   -------------------------
Owen Kratz.................          --          $     --       100,000/150,000            $2,362,500/$3,543,750
Martin R. Ferron...........      15,000           293,125         5,000/55,000                49,375/953,125
S. James Nelson............          --                --            --/--                         --/--
Lyle Kuntz.................          --                --            --/--                         --/--
Louis L. Tapscott..........      28,000           615,406          --/42,000                    --/992,250

SUMMARY OF EMPLOYMENT CONTRACTS AND RETIREMENT PLANS

     Four of the Company's named Executive Officers, Owen Kratz, Martin R. Ferron, S. James Nelson and Louis L. Tapscott have entered into employment agreements with the Company. Mr. Kratz's contract is described under "Compensation Committee Report on Executive Compensation." Each of Messrs. Ferron, Nelson and Tapscott's contracts have similar terms involving salary, bonus and benefits (with amounts that vary due to their responsibilities) but none of them have the right to cause the Company to purchase his shares.

     Each of the employment agreements provide, among other things, that until the later of February 28, 2005 or the first or second anniversary date of termination of the executive's employment with the Company (depending on the event of termination), the executive shall not, directly or indirectly either for himself or any other individual or entity, participate in any business which engages or which proposes to engage in the business of providing diving services in the Gulf of Mexico or any other business actively engaged in by the Company on the date of termination of employment, so long as the Company continues to make payments to such executive, including his base salary and insurance benefits received by senior executives of the Company. The Company also entered into employment agreements with eight of the Company's other senior officers substantially similar to the above agreements.

     If an Executive Officer terminates his employment for "Good Cause" or is terminated without cause during the two year period following a "Change of Control", CDI would (a) make a lump sum payment to him of 2 times the sum of the annual base salary and annual bonus paid to the officer with respect to the most recently completed fiscal year, (b) all options held by such officer under the CDI 1995 Long Term Incentive Plan would vest, and (c) he would continue to receive welfare plan and other benefits for a period of two years or as long as such plan or benefits allow. For the purposes of the employment agreements, "Good Cause" includes both that (a) the CEO or COO shall cease employment with CDI and (b) one of the following: (i) a material change in the officer's position, authority, duties or responsibilities, (ii) changes in the office or location at which he is based without his consent (such consent not to be unreasonably withheld), (iii) certain breaches of the agreement. Each agreement also provides for payments to officers as part of any "Change of Control". A "Change of Control" for purposes of the agreements would occur if a person or group becomes the beneficial owner, directly or indirectly, of securities of the Company representing forty-five percent (45%) or more of the combined voting power of the Company's then outstanding securities. The agreements provided that if any payment to one of the covered officers will be subject to any excise tax under Code Section 4999, a "gross-up" payment would be made to place the officer in the same net after-tax position as would have been the case if no excise tax had been payable.

     The Company's Retirement Plan (the "Retirement Plan") is a 401(k) savings plan. The Retirement Plan permits each employee to become a participant in the savings plan feature on January 1, April 1, July 1, or October 1 following the employee's completion of 90 consecutive days of employment. Under the Retirement Plan, each active participant may elect, subject to certain limitations required by law, to defer payment of from 1% to 15% of his or her compensation. Upon such an election, the Company contributes such deferred amounts to the Retirement Plan on behalf of such participant. Such contributions to the 401(k) savings plan are invested according to the instructions of the participant in investment funds designated by the plan administrator. Subject to reduction or elimination based on its financial performance and needs as described in the Retirement Plan, the Company's contributions are determined annually as 50% of each employee's contribution (up to a maximum of 5% of the employee's annual salary). Employee contributions to the 401(k) savings plan and earnings thereon are 100% vested at all times. Contributions by the Company to the profit sharing feature, and earnings thereon, vest based on the participant's years of service with the Company, vesting 20% after two years of service, increasing to 50% with three years of service, and becoming 100% vested following four years of service. All contributions vest, regardless of years of service, upon termination of employment by reason of death or disability, attainment of age 65 or the termination or discontinuance of the Retirement Plan. After termination of employment, an employee is entitled to receive a lump-sum distribution of his or her entire vested interest in the Retirement Plan.

     The Company and Mr. Lyle Kuntz are in the process of completing a five-year retirement and non-compete agreement to be effective March 31, 2000. It has been proposed, subject to Board approval and other customary terms, that Mr. Kuntz will be paid $3 million on closing to commence the 5 year non-compete and to cancel his employment agreement. He will also be paid his salary ($109,071) for five years and be provided, at company cost, his health and similar welfare benefits. During the term of his non-compete, he will remain available to consult with the Company on a project-by-project mutually agreed basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Wood, Duroc-Danner, Ahalt and Ferron serve on the Company's Compensation Committee, with Mr. Ferron acting as its Chairman. Mr. Ferron is the only Executive Officer of the Company during the fiscal year ended December 31, 1999 serving as a member of the Compensation Committee of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors reviews, analyzes and establishes compensation packages for the Company's executive officers, reviews and provides general guidance for the compensation packages for the Company's officers, evaluates the performance of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer and administers the grant of stock-based awards under the Company's 1995 Long Term Incentive Compensation Plan. Messrs. Wood, Duroc-Danner and Ahalt, who are three of the four members of the Compensation Committee, are non-employee directors of the Company.

     In consultation with an employee benefits consultant retained by the Company in 1998, the Committee adopted an executive compensation philosophy that seeks to (i) provide a competitive total compensation package that enables the Company to hire, develop, reward and retain key executives, and (ii) tie bonuses and executive compensation to the Company's annual business objectives, strategies and stockholder value. The Company's compensation philosophy is also intended to reward individual initiative and achievement, and to assure that the amount and nature of executive compensation is reasonably commensurate with the Company's financial condition, results of operations and Common Stock performance.

     These objectives are generally sought to be met with competitive base salaries and annual incentive bonuses higher than a chosen comparison group keyed primarily to the attainment of performance targets tied to the Company's budget and the award of stock options or other stock-based awards that focus on increases in stock value over a longer term. Factors considered from time to time in establishing and reviewing the Company's executive compensation program include the Company's financial performance, management's business philosophy, industry practices and the Company's culture and organizational structure.

                                INCENTIVE BONUS

     In order to link a portion of executive compensation to Company performance, the Committee determined to continue during 1999 an annual bonus plan under which each officer and the Company's profit center managers could earn an annual bonus of between approximately 30% to 100% of salary based on the quality of the individual's performance and the attainment of pre-established revenue and profit goals by the

Company as a whole and by individual profit centers. The exact amount of the bonus paid to the executive officers would be determined by the Compensation Committee. In 1999, despite strong performance relative to others in our industry, no one in the Subsea and Administrative Groups (including Executive Officers in those groups) received a bonus due to the Company's failure to achieve the required net income levels. ERT, however, surpassed its 1999 performance objectives and paid bonuses up to 10% of ERT's net pre-tax income ($777,000 for Mr. Kuntz).

                              LONG TERM INCENTIVE

     Another element of the Committee's performance-based compensation philosophy is the 1995 Incentive Compensation Plan. The purpose of the Plan is to link the interests of management to the interests of stockholders and focus on intermediate and long-term results. Stock option grants are typically made at 100% of the market value of the stock on the date of the award, are not exercisable during the first year after the award and are exercisable thereafter under a vesting schedule selected by the Committee that specifies the number of the options becoming exercisable each year throughout the schedule. The size of option grants is determined subjectively, generally in approximate proportion to the officer's level of responsibility and experience.

                            CHIEF EXECUTIVE OFFICER

     The Company and Mr. Kratz entered into a multi-year employment agreement (the "Agreement") effective February 28, 1999. Pursuant to the provisions of the Agreement, Mr. Kratz's annual salary is $280,000 as Chairman and Chief Executive Officer. Mr. Kratz's salary is subject to review by the Board of Directors annually. Mr. Kratz is also entitled to participate in all profit sharing, incentive, bonus and other employee benefit plans made available to the Company's executive officers but does not have the right to cause the Company to purchase his shares. Mr. Kratz's agreement contains the same "Good Cause" and "Change of Control" provisions as described above for other senior officers.

     Under the Agreement, Mr. Kratz will be eligible for an annual bonus up to 100% of his base salary upon the attainment of certain Company-wide performance goals (exceeding those goals can cause the bonus to exceed 100%), the amount of which is to be determined by the Company's Compensation Committee. Pursuant to the terms of the Agreement and in consideration of previous agreements which were canceled, Mr. Kratz was granted options to purchase 250,000 shares of Common Stock beginning April 11, 1998 at an option exercise price of $9.50 per share. Such options are exercisable in installments of 50,000 shares each year over five years.

     At the end of Mr. Kratz's employment with the Company, the Company may, in its sole discretion under the Agreement, elect to trigger a non-competition covenant pursuant to which Mr. Kratz will be prohibited from competing with the Company in various geographic areas for a period of up to five years. The amount of the noncompetition payment to Mr. Kratz under the Agreement will be his base salary plus company health and welfare benefits.

                   OMNIBUS BUDGET RECONCILIATION ACT OF 1993

     Under Section 162(m) of the Internal Revenue Code, as amended, no deduction by a publicly held corporation is allowed for compensation paid by the corporation to its most highly compensated executive officers to the extent that the amount of such compensation for the taxable year for any such individual exceeds $1 million. Section 162(m) provides for the exclusion of compensation that qualifies as performance-based from the compensation that is subject to such deduction limitation. Incentive compensation granted through the Company's Stock Option Plan may also qualify as performance-based compensation if additional requirements are met. The Company anticipates that the components of individual annual compensation for each highly compensated executive officer that do not qualify for any exclusion from the deduction limitation of Section 162(m) will not exceed $1 million and will therefore qualify for deductibility.

SUBMITTED BY THE COMPENSATION COMMITTEE, MARTIN FERRON, KEVIN WOOD, GORDON F. AHALT AND BERNARD J. DUROC-DANNER.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock for the period since the Company's initial public offering in July 1997 to the cumulative total shareholder return, for (i) all U.S. stocks quoted on the NASDAQ Stock Market as measured by the NASDAQ Composite Index ("NASDAQ"), assuming the reinvestment of dividends; (ii) the Philadelphia Oil Service Sector Index ("OSX"), a price-weighted index of leading oil service companies, assuming the reinvestment of dividends; and (iii) a peer group selected by the Company ("Peer Group") consisting of the following companies, each of which is in the offshore construction business or the offshore oil and gas support services business, or both businesses: Coflexip, Global Industries, Ltd., Horizon Offshore, Inc., Oceaneering International, Inc., Stolt Offshore and McDermott International. The returns of each member of the Peer Group have been weighted according to each individual company's equity market capitalization as of December 31, 1999 and have been adjusted for the reinvestment of any dividends. The Company believes that the members of the Peer Group provide services and products more comparable to those of the Company than those companies included in the OSX. The Company's initial public offering was completed in July 1997 and, accordingly, return information for earlier periods is not presented. The graph assumes $100 was invested on July 1, 1997 in the Company's Common Stock at its IPO price and on June 30, 1997 in the three indices presented. The Company paid no dividends during the period presented. The cumulative total percentage returns for the period presented were as follows: Company Common Stock, 120%; the NASDAQ Composite Index, 182.2%; the OSX, -6.1%; and the Peer Group, -27.6%. These results are not necessarily indicative of future performance.

                              [PERFORMANCE GRAPH]

                               6/30/97  09/30/97 12/31/97 03/31/98 06/30/98 09/30/98 12/31/98 03/31/99 06/30/99 09/30/99 12/31/99
 Cal Dive                       100.00   248.33   163.33   220.00   183.75   120.00   138.33   139.17   199.17   228.33    220.83
 Peer Group(1)                 100.0000 155.6077 144.8916 163.0481 146.5200 102.6093 81.6100  94.2337  112.1366 94.9669   72.3695
 Oil Service Index             100.0000 135.4381 124.9399 119.9039 97.7387  63.7099  56.2923  74.0004  86.0280  82.8600   93.9043
 NASDAQ                        100.0000 116.8938 108.8956 127.2948 131.3903 117.4589 152.0516 170.6852 186.2684 190.4318 282.1853

NOTES
1. Peer Group Consists of Coflexip, Global Industries, Ltd., Horizon Offshore, Inc., Oceaneering International, Stolt Offshore and McDermott International

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Described below are certain related agreements. The following descriptions are qualified in their entirety by reference to the complete text of the relevant agreements, copies of which are filed as exhibits to the Company's Registration Statements on Form S-1 (Registration No. 333-26357 and Registration No. 333-50751) filed with the Securities and Exchange Commission.

                               PURCHASE AGREEMENT

     On April 11, 1997, the Company, certain executive shareholders (Messrs. Kratz and Nelson) and certain other shareholders of the Company entered into an agreement with Coflexip pursuant to which (i) the Company sold to Coflexip 528,541 shares of Common Stock and (ii) certain shareholders of the Company, including Messrs. Kratz and Nelson, sold to Coflexip 3,171,247 shares of Common Stock, all at a purchase price of $9.46 per share for an aggregate price of $35 million (the "Purchase Agreement"). For issuing Common Stock to Coflexip, the Company received $5 million in consideration, consisting of two newly constructed heavy work class construction remotely operated vehicles. Among other terms of the Purchase Agreement, the Company was required to make a number of specific representations, warranties and covenants about its business, capital structure, assets and liabilities. Individual selling shareholders were required to make separate representations. The Company and Coflexip also agreed to indemnify each other against certain claims and liabilities arising in connection with the transaction for a minimum of three years for up to the amount of consideration transferred for shares, in the case of the Company, or for the value of the assets transferred, in the case of Coflexip.

                             SHAREHOLDERS AGREEMENT

  Composition of the Board

     Pursuant to the 1997 Shareholders Agreement, the Board is required to consist of 8 members. Over three successive Annual Meetings, the Company will nominate three Directors from Coflexip and three from the Company's senior management. In addition, the Board will nominate two independent directors by a majority vote of the entire Board. Directors serve in three separate classes. The 1997 Shareholders Agreement provides that the Company will nominate and use its best efforts to take all necessary action to elect to the Board the individuals required to be nominated for election as directors.

  Right of First Offer

     The 1997 Shareholders Agreement provides that the Company will not enter into any agreement (i) to sell the Company (ii) to retain an advisor to sell the Company or (iii) to pursue any acquisition in excess of 50% of the Company's market capitalization (based on the 30-day average trading value of the Common Stock) without first notifying Coflexip in writing and providing Coflexip (including its affiliates) the opportunity to consummate an acquisition on terms substantially equivalent to any proposal. If Coflexip does not notify the Company of its intent to pursue a transaction within 15 days of the notice, the Board will have the right to pursue the transaction.

     If Coflexip elects to pursue an acquisition of the Company, the Company will take no further action with respect thereto for 120 days from the date of Coflexip's notice. Coflexip retains the foregoing rights to acquire the Company so long as it owns at least five percent of the Company's Common Stock.

  Limited Preemptive Rights

     The 1997 Shareholders Agreement provides that, except under limited circumstances (including issuances of securities under stock option plans or in connection with acquisitions), the Company shall provide preemptive rights to acquire the Company's securities to Coflexip and the Executive Directors. In the event of any public offering by the Company and subject to certain limitations, Coflexip may have the opportunity to acquire their pro rata share unless the managing underwriters for such offering believe it would materially and adversely affect the marketability of such offering.

  Limitations on Transfers

     The 1997 Shareholders Agreement contains certain customary transfer restrictions that prohibit the parties from transferring any Common Stock, except for certain permitted transfers.

                         REGISTRATION RIGHTS AGREEMENTS

     In January 1995 and later in 1997, the Company, certain shareholders and Coflexip entered into registration rights agreements (the "Registration Rights Agreements") providing for demand and "piggyback" registration rights with respect to such shares. These registration rights agreements provide that if the Company proposes to register any of its securities under the Securities Act, the holder is entitled to include shares of Common Stock owned by such holder in such offering provided, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration. Such Registration Rights Agreements further provide for registration upon the request of holders of at least 5% of the shares of Common Stock subject to the agreement. The Company pays certain expenses of a demand offering but does not pay underwriting discounts and commissions. In connection with its public offerings, the Company paid the costs of four Shareholders to sell 3,593,104 of their CDI shares to be registered effective May 21, 1998.

                         ACQUISITION OF AQUATICA, INC.

     In February 1998, CDI purchased a significant minority equity interest in Aquatica, Inc., a surface diving company. The related Shareholder Agreement provided that the remaining shares of Aquatica, Inc. could be converted into Cal Dive shares based on a formula which, among other things, values the shares of Aquatica, Inc. and must be accretive to Cal Dive shareholders. Effective August 1, 1999, 696,000 shares of common stock of Cal Dive were issued for all of the remaining common stock of Aquatica, Inc. pursuant to these terms. Sonny Freeman, President of Aquatica and an Executive Officer of the Company, received 626,000 of those shares in connection with the transaction.

QUORUM AND VOTING OF PROXIES

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum. Shareholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, (i) the election of the two directors to be elected at the Meeting will be determined by plurality vote (that is, the nominees receiving the largest number of votes will be elected) and (ii) a majority of votes actually cast will be required to approve any matter properly brought before the Meeting for a vote of stockholders. Shares for which proxy authority to vote for any nominee for election as a director is withheld by the stockholders and shares that have not been voted by brokers who may hold shares on behalf of the beneficial owners ("broker non-votes") will not be counted as voted for the affected nominee. With respect to any other matter coming before the Meeting, shares that are not voted as a result of abstentions and broker non-votes will not be considered as cast in determining whether or not a majority of votes has been cast.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information as to the only persons (or entities) known by the Company to have beneficial ownership, as of March 24, 2000, of more than 5% of the outstanding shares of Company Common Stock, other than Owen Kratz whose beneficial ownership and address is disclosed under "Election of Directors." As of March 24, 2000, the Company had 15,664,658 shares outstanding. To the Company's knowledge, all shares shown as beneficially owned are held with sole voting power and sole dispositive power unless otherwise indicated. The information set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act on the basis of the most recent information furnished to the Company by the person listed.

                                                              SHARES BENEFICIALLY
NAME AND ADDRESS                                                     OWNED          PERCENT OF CLASS
----------------                                              -------------------   ----------------
Coflexip....................................................       3,699,788              23.6%
  23 Avenue de Neuilly
  75116 Paris, France
Peter R. Kellogg............................................       1,039,074               6.6%
  120 Broadway
  New York, New York 10271
Dresdner RCM Global Investors, LLC..........................         859,500               5.5%
  Four Embarcadaro Center
  San Francisco, California 94111
R. Chaney & Partners, L.P. .................................         763,135               4.9%
  909 Fannin, Suite 1275
  Two Houston Center
  Houston, Texas 77010-1006

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's financial statements for the year ended December 31, 1999 were audited by the firm of Arthur Andersen LLP of Houston, Texas. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Eligible shareholders who desire to present a proposal qualified for inclusion in the proxy materials relating to the Company's 2001 annual meeting must forward such proposal to the Corporate Secretary of the Company at the address set forth on the Notice of the Meeting in time to arrive at the Company prior to February 12, 2001.

                                            By Order of the Board of Directors
                                            CAL DIVE INTERNATIONAL, INC.

                                            /s/ ANDREW C. BECHER

                                                  Andrew C. Becher
                                                Corporate Secretary

Houston, Texas
April 7, 2000

                                [CAL DIVE LOGO]

                    400 N. SAM HOUSTON PARKWAY E. SUITE 400
                             HOUSTON TX. 77060-3500
                             PHONE #(281) 618-0400

                                 [HOUSTON MAP]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING

                                OF STOCKHOLDERS

                                  MAY 10, 2000

                              AND PROXY STATEMENT

                                [CAL DIVE LOGO]

                    400 N. SAM HOUSTON PARKWAY E., SUITE 400
                              HOUSTON, TEXAS 77060

                                     [Recycled Symbol]Printed on recycled paper.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               Please detach here
 _ _ _                                                                    _ _ _
|                                                                              |
|           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.               |
|                                                                              |
   1. To elect two directors of the Company to have a term expiring in 2003 and until his successor shall be elected and duly qualified.

      [ ] For the two                    [ ] WITHHOLD AUTHORITY
          "Class III" nominees               to vote for the nominees

          S. JAMES NELSON, JR.             ___________________________
               KEVIN WOOD                  ___________________________


   2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE CLASS III DIRECTORS INDICATED IN NUMBER 1 ABOVE. ABSTENTIONS WILL BE COUNTED TOWARD THE EXISTENCE OF A QUORUM.

                                           Dated: ____________________

                                           ___________________________

                                           ___________________________
                                           Signature(s) in Box

    Please sign exactly as the name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
|                                                                              |
|                                                                              |
|_ _ _                                                                    _ _ _|

                          CAL DIVE INTERNATIONAL, INC.
                         400 N. SAM HOUSTON PARKWAY, E.
                                   SUITE 400
                               HOUSTON, TX 77060








                                                                           PROXY
--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned, having duly received the Notice of Annual Meeting of Shareholders and the Proxy Statement, dated April 7, 2000 hereby appoints
Owen E. Kratz and Andrew C. Becher as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all common shares of Cal Dive International, Inc. held of record by the undersigned on March 24, 2000 at the 2000 Annual Meeting of Shareholders to be held on May 10, 2000 at 2:00 p.m. at the Hotel Sofitel located at 425 N. Sam Houston Parkway, E., Houston, Texas 77060, and at any adjournments thereof.













                      See reverse for voting instructions.